Exhibit 4.5

Form of Certificate of Domestication of Tortoise Acquisition Corp. II

CERTIFICATE OF DOMESTICATION

OF

TORTOISE ACQUISITION CORP. II

Pursuant to Section 388 of the General

Corporation Law of the State of Delaware

Tortoise Acquisition Corp. II, a Cayman Islands exempted company, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be renamed “Volta Inc.” and referred to herein after such time as the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.	The Corporation was originally incorporated on the 24th day of July, 2020 under the laws of the Cayman Islands.

2.	The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Tortoise Acquisition Corp. II.

3.	The name of the Corporation as set forth in the Certificate of Incorporation is Volta Inc.

4.	The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.	The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Tortoise Acquisition Corp. II and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this        day of                     , 2021.

TORTOISE ACQUISITION CORP. II, a Cayman Islands company

By:
Name:
Title: